PricewaterhouseCoopers LLP
                       PricewaterhouseCoopers Center
                            300 Madison Avenue
                            New York, NY 10017



September 14, 2007



Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Commissioners:

     We have read the statements made by AmBase Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of AmBase Corporation dated September 11, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP